Exhibit 21.1
XILINX, INC.
SUBSIDIARIES OF THE REGISTRANT

NAME	PLACE OF INCORPORATION OR ORGANIZATION
Xilinx Armenia LLC	Armenia

Xilinx Benelux B.V.B.A.	Belgium

Xilinx Development Corporation	California, U.S.A.

Auviz Systems Inc	California, U.S.A.

NGCodec Canada, Inc.	Canada

Xilinx Canada Co.	Canada

Xilinx Holding Six Limited	Cayman Islands

Xilinx Holding Three Ltd.	Cayman Islands

Xilinx DeePhi Technology Co. Ltd.	Cayman Islands

Xilinx Technology Beijing Limited	China

Xilinx Technology Shanghai Limited	China

Beijing DeePhi Intelligent Technology Co. Ltd.	China

Level 5 Networks, Inc.	Delaware, U.S.A.

Midgard Acquisition LLC	Delaware, U.S.A.

NGCodec Inc.	Delaware, U.S.A.

Solarflare Communications, Inc.	Delaware, U.S.A.

Xilinx SARL	France

Xilinx Dresden GmbH	Germany

Xilinx GmbH	Germany

DeePhi Intelligent Technology Limited	Hong Kong SAR, China

Solarflare Hong Kong Limited	Hong Kong SAR, China

Xilinx Hong Kong Limited	Hong Kong SAR, China

Auviz Systems India Private Limited	India

Solarflare India Private Limited	India

Xilinx India Technology Services Private Limited	India

Xilinx Finance Ireland Limited	Ireland

Xilinx Ireland Unlimited Company	Ireland

Xilinx Israel Limited	Israel

Solarflare Communications Japan Co. Ltd.	Japan

Xilinx K.K.	Japan

Xilinx Holding Two Limited	Luxembourg

Xilinx NL B.V.	Netherlands

Xilinx Asia Pacific Pte. Ltd.	Singapore

Xilinx Sales International Pte. Ltd.	Singapore

Xilinx Singapore Holding Pte. Ltd.	Singapore

MemoBit Technologies AB	Sweden

Xilinx AB	Sweden

Xilinx Limited	United Kingdom

Xilinx NI Limited	United Kingdom

Xilinx Technology Ltd.	United Kingdom